Exhibit 99.1

                 Anaren Increases Stock Buy Back Authorization

    SYRACUSE, N.Y., Nov. 10 /PRNewswire-FirstCall/ -- Anaren, Inc.
(Nasdaq: ANEN) announced today that its Board of Directors has authorized the repurchase of up to 2 million shares of the Company's outstanding common stock. This authorization includes 733,300 shares previously authorized in March 2001 but not repurchased. Since March 2001, Anaren has repurchased 1,266,700 shares in the open market. Anaren intends to repurchase shares from time to time by means of open market purchases and privately negotiated transactions at prevailing market prices. The number of shares purchased, if any, will be dependent upon market conditions.

    "This increased repurchase authorization reflects our continued confidence in the Company's growth potential and our commitment to enhancing shareholder value," said Lawrence A. Sala, Anaren's President, CEO and Chairman of the Board.

    Anaren currently has approximately 21.4 million shares of common stock outstanding.


    This news release may contain forward-looking statements pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties relating to future events including the future market price of the Company's common stock. Actual events or the Company's results may differ materially from the results discussed in the forward-looking statement. These risks and uncertainties are described in more detail in Anaren's Annual Report and in Anaren's Form 10K and 10Q Reports and exhibits to those Reports filed with Securities and Exchange Commission.


    Anaren designs, manufacturers and sells complex microwave signal distribution networks and components for the wireless communications, satellite communications and defense electronics markets.



SOURCE  Anaren, Inc.
    -0-                             11/10/2003
    /CONTACT: Joseph Porcello, Vice President, Finance, of Anaren, Inc., +1-315-432-8909/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO /
    /Web site:  http://www.anaren.com /
    (ANEN)

CO:  Anaren, Inc.
ST:  New York
IN:  CPR TLS ECP NET
SU: